CPI Aerostructures, Inc. 8-K

Exhibit 10.1

CPI AEROSTRUCTURES, INC.

Severance and Change in Control Agreement

This Severance and Change in Control Agreement (“Agreement”) made and entered into as of the 7th day of July, 2016 (the “Effective Date”), by and between CPI Aerostructures, Inc., a New York corporation (“Company”), and Douglas J. McCrosson (“Employee”).

W I T N E S S E T H

WHEREAS, the Company currently employs Employee as an employee at-will in the capacity of President and Chief Executive Officer; and

WHEREAS, the Company seeks to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management in the foreseeable future and in the event of any Change in Control.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and other good and valuable consideration, the parties hereto agree as follows:

1.

Employment.  Employee will be employed with the Company as an at-will employee subject to the terms and conditions hereinafter set forth.

2.

Duties.  During Employee’s employment with the Company, Employee shall:

(a)

serve the Company and do and perform assigned duties and responsibilities in the ordinary course of Employee’s employment and the business of the Company (within such limits as the Company may from time to time prescribe), professionally, faithfully and diligently.

(b)

devote Employee’s full business time, energy and skill to the business of the Company and Employee’s assigned duties and responsibilities, and to the promotion of the best interests of the Company; provided that Employee shall not (to the extent not inconsistent with Section 6 below) be prevented from (i) serving as a director of any corporation, with the prior written consent of the Company, (ii) engaging in charitable, religious, civic or other non-profit community activities, or (iii) investing his personal assets in such form or manner as will not require any substantial services on Employee’s part in the operation or affairs of the business in which such investments are made, in each case, only to the extent that such activity does not detract from or interfere or cause a conflict of interest with performance of Employee’s duties.

(c)

observe all policies and procedures of the Company in effect from time to time applicable to employees of the Company including, without limitation, policies with respect to employee confidentiality, loyalty and prohibited conflicts of interest.

3.

Benefits.  Employee shall be entitled to participate, according to the eligibility provisions of each, in such welfare plans (including but not limited to medical, dental, life, accident and disability insurance programs), vacation, retirement plans and other fringe benefits as may be in effect from time to time and available to other employees of the Company during Employee’s employment with the Company. Employee shall also be entitled to participate in such additional fringe benefits as may be authorized from time to time by the Board of Directors of the Company.

4.

Confidential Information, Assignment of Inventions.

(a)

Employee acknowledges that the trade secrets, confidential information, secret processes and know-how developed and acquired by the Company are among its most valuable assets and that the value of such information may be destroyed by unauthorized disclosure. All such trade secrets, confidential information, secret processes and know-how imparted to or learned by Employee in the course of his employment with respect to the business of the Company (whether acquired before or after the date hereof) will be deemed to be confidential and will not be used or disclosed by Employee, except to the extent necessary to perform Employee’s duties and, in no event, disclosed to anyone outside the employ of the Company and its authorized consultants and advisors.  If Employee ceases to be employed by the Company for any reason, Employee shall not take any electronically stored data, documents or other papers containing or reflecting trade secrets, confidential information, secret processes, know-how, or computer software programs from the Company.  Employee acknowledges that Employee’s employment with the Company places Employee in a position of utmost confidence and that Employee will have access to confidential information concerning the operation of the business of the Company, including, but not limited to, manufacturing methods, developments, secret processes, know-how, computer software programs, costs, prices and pricing methods, sources of supply and customer names and relations. All such information is in the nature of a trade secret and is the sole and exclusive property of the Company and shall be deemed confidential information for the purposes of this Section 4.

(b)

Employee hereby assigns to the Company all rights that Employee may have as author, designer, inventor or otherwise as creator of any written or graphic material, design, invention, improvement, or any other idea or thing whatsoever that Employee may write, draw, design, conceive, perfect, or reduce to practice during his employment with the Company, whether done during or outside of normal work hours, and whether done alone or in conjunction with others (“Intellectual Property”), provided, however, that Employee reserves all rights in anything done or developed entirely by Employee on Employee’s own personal time and without the use of any Company equipment, supplies, facilities or information, or the participation of any other Company employee, unless it relates to the Company’s business or reasonably anticipated business, or grows out of any work performed by Employee for the Company. Employee will promptly disclose all such Intellectual Property developed by Employee to the Company, and fully cooperate at the Company’s request and expense in any efforts by the Company or its assignees to secure protection for such Intellectual Property by way of domestic or foreign patent, copyright, trademark or service mark registration or otherwise, including executing specific assignments or such other documents or taking such further action as may be considered necessary to vest title in the Company or its assignees and obtain patents or copyrights in any and all countries.

5.

Non-disparagement.

(a)

Employee agrees and covenants that he shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future.

This Section does not, in any way, restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee shall promptly provide written notice of any such order to the Chairman of the Company’s Board of Directors.

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6.

Non-Compete.

(a)

Employee agrees that during Employee’s employment with the Company and for 18 months thereafter so long as the Company makes severance payments to Employee pursuant to subsections 7(a) below, without the prior written consent of the Company, Employee shall not, within the United States: (i) be employed by, or render any services to, (A) any person, firm or corporation engaged in the contract production or repair of aircraft parts or any other business (“Competitive Business”), which is directly in competition with any “material” business conducted by the Company or any of its subsidiaries at the time of the termination of Employee’s employment with the Company (as used herein “material” means a business which generated at least 10% of the Company’s consolidated revenues for the last full fiscal year for which the Company’s audited financial statements are available) or (B) any of the Company’s customers or other persons with whom the Company has a contractual relationship; (ii) engage in any Competitive Business for his or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Employee was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, nothing in this Agreement shall preclude Employee from investing his personal assets in any manner he chooses, provided, however, that Employee may not, during the period referred to in this Section 6(a), own more than 4.9% of the equity securities of any Competitive Business.

(b)

Employee acknowledges and agrees that the Company would be irreparably harmed by violations of Section 4 or Section 6(a) above, and in recognition thereof, the Company shall be entitled to an injunction or other decree of specific performance with respect to any violation thereof (without any bond or other security being required) in addition to other available legal and equitable remedies.

7.

Severance.

(a)

The Company will pay Employee, upon termination of Employee’s employment with the Company prior to a Change in Control (as defined in 10(a) below) and following the Change in Control Period (as defined in Section 10(a) below) for any reason other than Cause (as defined in 10(d) below), or at any time due to Disability as defined in Section 10(c) below, (i) all base salary earned through the date of termination; (ii) any annual cash bonus earned by Employee for the fiscal year most recently ended prior to the date of termination to the extent unpaid on the date of termination; (iii) continuation of Employee’s base salary for 18 months (the “Severance Period”), paid pursuant to the Company’s normal payroll practices and subject to applicable withholding; and, further, Employee will be paid at the time annual cash bonuses are paid to other officers of similar title or at such time as the Severance Period is complete, whichever is later, a prorated annual bonus equal to the product of (x) the annual bonus, if any, that Employee earned for the entire fiscal year prior to the fiscal year in which Employee’s employment with the Company terminates; and (y) a fraction, the numerator of which is the number of days Employee was employed by the Company during the fiscal year in which Employee’s employment with the Company terminates and the denominator of which is the number of days in such year, paid at the time such bonus is paid to the Company’s other employees of similar title to Employee; provided, however, that all such payment obligations shall terminate or lapse immediately upon any breach by Employee of Section 4, 5 or 6(a) of this Agreement or if Employee shall commence any action or proceeding in any court or before any regulatory agency arising out of or in connection with termination of Employee’s employment.

(b)

If Employee receives severance pursuant to Section 7(a) and he timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s current group health plan, Employee and his/her dependents shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(c)

If Employee dies during the Severance Period, any severance payments payable pursuant to Section (a) will be paid to the appointed administrator, executor or personal representative of Employee’s estate.

(d)

If Employee’s employment with the Company is terminated for Disability, then the Company’s obligation to pay severance pursuant to Section 7(a) shall be reduced by payments Employee receives under the Company’s short-term and/or long-term disability plans, if any.

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8.

Termination of Employment.

(a)

Upon and after termination of Employee’s employment with the Company employment howsoever arising, Employee shall, upon request by the Company:

(i)

immediately return to the Company all correspondence, documents, business calendars/diaries, or other property belonging to the Company which is in Employee’s possession;

(ii)

immediately resign from any office Employee holds with the Company; and

(iii)

cooperate fully and in good faith with the Company in the resolution of all matters Employee worked on or was involved in during Employee’s employment with the Company.  Employee’s cooperation will include reasonable consultation by telephone.  Further, in connection therewith, Employee will, at the Company’s request upon reasonable advance notice and subject to Employee’s availability, make himself available to the Company in person at the Company’s premises, for testimony in court, or elsewhere; provided, however, that in such event, the Company shall reimburse all of Employee’s reasonable expenses incurred by Employee in connection therewith following submission to the Company of receipts or other evidence of such expense, provided that expenses in excess of $250, in the aggregate, must be approved in writing (which may be by e-mail) by the Company.

9.

Change in Control.

(a)

In the event that both a Change in Control of the Company occurs and at any time during the 18-month period following the date of the Change in Control (the “Change in Control Period”) the Company terminates Employee’s employment with the Company for any reason other than for Cause or Disability, or Employee terminates Employee’s employment with the Company for Good Reason, in either case, by written notice to the other party (including the particulars thereof), and having given the other party the opportunity to be heard with respect thereto, then:

(i)

The Company shall, within 30 days following such termination of employment, pay to Employee, in a lump sum, a cash payment in an amount equal to the sum of (A) all base salary earned by Employee through the date of termination, (B) any annual cash bonus earned by Employee for the fiscal year of the Company most recently ended prior to the date of termination to the extent unpaid on the date of termination, (C) a pro rata portion of the annual cash bonus together with the fair market value of any stock grant in lieu of annual cash bonus, if any, equal to the product of (x) the annual cash bonus, together with the value of any restricted stock grant in lieu of annual cash bonus, if any, that Employee would have earned for the entire fiscal year in which Employee’s employment with the Company terminates as if all performance targets have been fully met; and (y) a fraction, the numerator of which is the number of days Employee was employed by the Company during the fiscal year in which Employee’s employment with the Company terminates and the denominator of which is the number of days in such year, and (D) any and all other benefits and amounts earned by Employee prior to the date of termination to the extent unpaid, all subject to applicable withholdings.

(ii)

The Company shall pay to Employee, a cash payment in an amount equal to two times Employee’s total compensation (base salary plus annual cash bonus) for either the fiscal year of the Company most recently ended prior to the date of termination, or the preceding fiscal year, whichever is the highest total compensation, subject to applicable withholdings (the “Change in Control Payment”). The Change in Control Payment will be paid in two installments as follows: (A) the first installment will be paid on the date Employee’s employment with the Company is terminated, in an amount equal to the lesser of: (x) the sum of Employee’s total compensation (including salary and bonus) for the calendar year preceding the year in which Employee’s employment with the Company is terminated (adjusted for any increase in base salary during that year that was expected to continue indefinitely if Employee had not terminated employment), or (y) the maximum amount that may be taken into account under a qualified plan under Internal Revenue Code section 401(a)(17) for the year in which Employee’s employment with the Company is terminated; and (B) the second installment will be paid on the first business day following the day that is six months after the date Employee’s employment with the Company is terminated, in an amount equal to the balance of the Change in Control Payment.

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(iii)

Employee and Employee’s dependents shall continue to be covered by, and receive employee welfare and fringe benefits (including but not limited to medical, dental, life, accident and disability insurance available to officers of the Company and additional retirement and other fringe benefits approved by the President and CEO, and/or the Board of Directors of the Company) in accordance with the terms of the Company’s benefit plans, for 6 months following the date Employee’s employment with the Company is terminated, and the premiums/payments of such welfare and fringe benefits will be paid at no less than the levels Employee and Employee’s dependents were receiving immediately prior to the Change in Control.  Employee’s dependents shall be entitled to continued benefit coverage pursuant to the preceding sentence for the 6 months following the date Employee’s employment with the Company is terminated in the event of Employee’s death.

(b)

In the event that a Change in Control occurs, all options, or other derivative securities granted to Employee by the Company will immediately vest or become immediately exercisable and remain exercisable until the award’s original expiration date, if any, whether or not Employee’s employment continues, and all restrictions on restricted stock or restricted stock units granted to Employee, if any, will immediately lapse.

10.

Definitions. For purposes of this Agreement:

(a)

“Change in Control” shall occur if or upon the occurrence of:

(i)

any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors; or

(ii)

effective time of (A) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 50% of the voting stock of the surviving or resulting corporation, or (B) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

(iii)

the individuals who, as of the Effective Date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Incumbent Board; provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

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(b)

“Good Reason” means:

(i)

A material adverse change in the nature of Employee’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such Change in Control, or a material reduction in Employee’s compensation (including benefits), occurring at any time during the Change of Control Period; provided, however, that in the event of a Change in Control, no demotion shall be deemed to have occurred as long as Employee shall remain as the Company’s chief executive officer, notwithstanding title;

(ii)

A failure by the Company to make any payment to Employee when due, unless the payment is not material and is being contested by the Company, in good faith;

(iii)

A liquidation, bankruptcy or receivership of the Company; or

(iv)

A relocation of Employee’s primary place of employment of at least 50 miles without Employee’s consent.

(c)

“Disability” means a physical or mental condition which has prevented Employee from substantially performing Employee’s assigned duties for a period of 180 consecutive days and which is expected to continue to render Employee unable to substantially perform Employee’s duties on a full-time basis.  The Company will make reasonable accommodation for any handicap of Employee as may be required by applicable law.

(d)

“Cause” means:  If the Company, in its sole and absolute discretion, determines that any of the following events occur:

(i)

Employee’s refusal or willful failure to substantially perform his duties for the Company;

(ii)

Employee’s dishonesty, willful misconduct, misappropriation, breach of fiduciary duty or fraud with regard to the Company or its affiliates;

(iii)

Employee’s conviction of, or plea of nolo contendere with respect to, a felony (other than a traffic violation) or any crime involving, in the sole discretion of the Company, moral turpitude;

(iv)

Employee’s improper disclosure of proprietary information or trade secrets of the Company or its business;

(v)

Employee’s falsification of any records or documents of the Company;

(vi)

Employee’s intentional or gross misconduct that injures the business or reputation of the Company;

(vii)

Employee’s failure to comply with established policies of the company, including those set forth in the Company’s employee handbook;

(viii)

Employee’s illegal possession or use of a drug or narcotic on Company property; or

(ix)

Employee’s failure to improve his work performance to an acceptable level after Employee was previously warned in writing by the Company about poor performance.

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(e)

Without limiting the generality of Section 10(d), the following shall not constitute Cause for the termination of employment of Employee or the modification or diminution of any of Employee’s authority hereunder:

(i)

any personal or policy disagreement between Employee and the Company or any member of the Company’s Board of Directors; or

(ii)

any action taken by Employee in connection with Employee’s duties hereunder, or any failure to act, if Employee acted or failed to act in good faith and in a manner Employee reasonably believed to be in and not opposed to the best interest of the Company and Employee had no reasonable cause to believe Employee’s conduct was unlawful; or

(iii)

termination of Employee’s employment for overall unsatisfactory performance (including, but not limited to, failure to meet financial goals).

(f)

Termination for Cause shall be limited to a good faith finding by resolution of the Compensation Committee of the Board, setting forth the particulars thereof.  Any such action shall be taken at a regular or specially called meeting of the Compensation Committee of the Board, after a minimum 10 days’ notice thereof to Employee, with termination of Employee’s employment with the Company for Cause listed as an agenda item.  Employee will be given a reasonable opportunity to be heard at such meeting with counsel present if Employee desires.  Any such resolution shall be final and binding.

Upon termination of employment by the Company for Cause, no further compensation or benefits shall accrue or be payable to Employee by the Company, except for any compensation, bonus or other benefits which have accrued to Employee prior to the date of any such termination.

Nothing herein shall be construed to prevent the Company from terminating Employee’s employment at any time for any reason or for no reason.

11.

Changes in Business.  The Company, acting through its Board of Directors, will at all times have complete control over the Company’s business and retirement and other employee health and welfare benefit plans (“Plans”).  Without limiting the generality of the foregoing, the Company may at any time or times change or discontinue any or all of its present or future operations or Plans (subject to their terms), may close or move any one or more of its divisions or offices, may undertake any new servicing or sales operations, may sell any one or more of its divisions or offices to any company not controlled, directly or indirectly, by the Company or may take any and all other steps which its Board of Directors, in its exclusive judgment, shall deem desirable, and Employee shall have no claim or recourse against the Company, its officers, directors or employees by reason of such action except for enforcement of the provisions of Sections 5 and 7 of this Agreement.

12.

Severance Payment as Sole Obligation.  Except as expressly provided in Sections 7 and 9 above, no further compensation, payments, liabilities or benefits shall accrue or be payable to Employee upon or as a result of termination of Employee’s employment for any reason whatsoever except for any compensation, bonus or other benefits which accrued to Employee prior to the date of employment termination.

The amounts paid to Employee under Section 7 and 9 of this Agreement shall be considered severance pay in consideration of Employee agreeing to the obligations of confidentiality, non-disparagement and non-competition set forth in Sections 4, 5 and 6, respectively, and Employee timely returning a signed, dated and notarized original agreement and general release in a form acceptable to the Company, in its sole and absolute discretion (the “Release”), releasing and discharging the Company and its subsidiaries and affiliates from all claims and liabilities relating to his employment with the Company and the termination of his employment, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988 and the Older Workers Benefit Protection Act of 1990.

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13.

Notices.  Any notice or other instrument or thing required or permitted to be given, served or delivered to any of the parties hereto shall be delivered personally or deposited in the United States mail, with proper postage prepaid, telegram, teletype, cable or facsimile transmission to the addresses listed below:

(a)

If to the Company, to:

CPI Aerostructures, Inc.

91 Heartland Blvd.

Edgewood, NY 11717

Attention:  Chairman

With a copy to:

Graubard Miller

405 Lexington Avenue

New York, NY 11101

Attention:  Paul Lucido

(b)

If to Employee, to:

Douglas J. McCrosson

At the most recent address for Employee in the Company’s records or to such other address as either party may from time to time designate by notice to the other.  Each notice shall be effective when such notice and any required copy are delivered to the applicable address.

14.

Non-Assignment.

(a)

The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Employee, and any attempted unpermitted assignment shall be null and void and without further effect; provided, however, that, upon the sale or transfer of all or substantially all of the assets of the Company, or upon the merger by the Company into or the combination with another corporation or other business entity, or upon the liquidation or dissolution of the Company, this Agreement will inure to the benefit of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, or the shareholder effecting such liquidation or dissolution, as the case may be.  After any such transaction, the term Company in this Agreement shall refer to the entity which conducts the business now conducted by the Company.  The provisions of this Agreement shall be binding upon and inure to the benefit of the estate and beneficiaries of Employee and upon and to the benefit of the permitted successors and assigns of the parties hereto.

(b)

Employee agrees on behalf of Employee, Employee’s heirs, executors and administrators, and any other person or person claiming any benefit under Employee by virtue of this Agreement, that this Agreement and all rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Employee or by any beneficiary, heir, executor, administrator or other person claiming under Employee by virtue of this Agreement and shall not be subject to execution, attachment or similar process.  Any attempted assigned, transfer, pledge or hypothecation or any other disposition of this Agreement or of such rights, interests and benefits contrary to the foregoing provisions or the levy or any execution, attachment or similar process thereon shall be null and void and without further effect.

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15.

Severability.  If any term, clause or provision contained herein is declared or held invalid by any court of competent jurisdiction, such declaration or holding shall not affect the validity of any other term, clause or provision herein contained.

16.

Construction.  Careful scrutiny has been given to this Agreement by the Company, Employee, and their respective legal counsel.  Accordingly, the rule of construction that the ambiguities of the contract shall be resolved against the party which caused the contract to be drafted shall have no application in the construction or interpretation of this Agreement or any clause or provision hereof.

17.

Entire Agreement.  This Agreement as amended and restated herein and the other agreements referred to herein set forth the entire understanding of the parties and supersede all prior agreements, arrangements and communications, whether oral or written, pertaining to the subject matter hereof.

18.

Waiver.  No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by Employee and an authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

19.

Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles.

20.

Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Employee pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

21.

Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which shall constitute but one and the same Agreement.

22.

Provisions Regarding Code Section 409A.

(a)

If at the time of Employee’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with the procedures set forth in Treas. Reg. §1.409A-1(i), any amounts payable to Employee pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code shall not be paid or commence to be paid until six months following Employee’s termination of employment, or if earlier, Employee’s subsequent death.

(b)

Reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A of the Internal Revenue Code are subject to the following restrictions:  (1) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Employee during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (2) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

(c)

Employee’s right to receive installment payments pursuant to this Agreement shall be treated as the right to receive a series of separate and distinct payments.

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WITNESS the due execution of this Agreement by the parties hereto as of the day and year first above written.

CPI AEROSTRUCTURES, INC.

Name:	Vincent Palazzolo
Title:	Chief Financial Officer

Name:	Douglas J. McCrosson

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